EXHIBIT 99.3

[LOGO OF FORRESTER RESEARCH]

September 16, 2003

To Whom It May Concern:

The information and market estimates attributed to Forrester Research in the Form S-4 of Pervasive Software Inc. are accurate and true. These numbers are based on Forrester’s research. Pervasive Software Inc. has our consent to use this information in its Form S-4 and any other filings with the Securities and Exchange Commission and any other company materials.

Sincerely

/s/    STEPHEN M. DAVIDSON

Stephen M. Davidson

Manager, Advisory Services & Vendor Relations